Exhibit 99.1

PRESS RELEASE

Contact:
Derek Cole
Vice President, Investor Relations
720.540.5367
dcole@allos.com

Allos Therapeutics Announces Interim Data from Phase 1 Study of PDX in Patients with
Relapsed or Refractory Cutaneous T-Cell Lymphoma

Responses Observed in 50% of First 14 Evaluable Patients

Westminster, CO, June 5, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of interim data from its Phase 1 study of PDX (pralatrexate) with vitamin B12 and folic acid supplementation in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL), at the 10th International Conference on Malignant Lymphoma in Lugano, Switzerland, June 4-7, 2008.

Data were presented on 17 patients, including 14 evaluable patients who completed at least one cycle of treatment with PDX at doses ranging from 15 - 30 mg/m2 as part of a weekly schedule for two or three weeks followed by one week of rest.  Patients received a median of three prior systemic therapies.

In this Phase 1 dose optimization study, investigator-assessed responses were observed in seven of 14 evaluable patients (50%), including two complete responses and five partial responses.  Responses were observed in all four treatment cohorts.

The most common adverse event was mucositis, with Grade 2 mucositis observed in six of 17 patients and Grade 3 mucositis observed in two of 17 patients.  There were no Grade 4 toxicities and no thrombocytopenia above Grade 1.

“We are encouraged by these data, in which PDX has shown activity at a range of doses in patients with relapsed or refractory CTCL,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “The study will continue with the objective of determining the optimal dose and schedule for PDX in this patient population.”

The interim data were presented in a poster session on Thursday, June 5, 2008.  To view a copy of the poster, visit the “Presentations” page under the “Investor/Media” section of the Company’s website at www.allos.com.

In this Phase 1 open-label multi-center study, patients with either relapsed or refractory CTCL receive PDX as part of a weekly schedule for two or three weeks followed by one week of rest. In the first cohort, patients received starting doses of PDX at 30 mg/m2, with dose reduction in subsequent cohorts based on toxicity.  Up to 56 evaluable patients will be enrolled in the study with the objective of determining the optimal dose and schedule for PDX in this patient population.  A total of 20 of these patients will be enrolled at what is determined to be the optimal dose and schedule.  Steven Horwitz, M.D., Assistant Attending Physician, Lymphoma Service, Memorial Sloan-Kettering Cancer Center, is serving as the study chair.

Information regarding this study is available at the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About Cutaneous T-cell Lymphoma

Cutaneous T-cells lymphomas, or CTCLs, are comprised of a number of non-Hodgkin’s T-cell lymphomas, including mycosis fungoides and Sezary syndrome, which have their primary manifestations in the skin. According to the Lymphoma Research Foundation, CTCL accounts for approximately 2% to 3% of the estimated 63,000 new cases of non-Hodgkin’s lymphoma diagnosed each year in the United States. The Company estimates the current annual prevalence of CTCL in the United States is between 16,000 and 20,000 cases.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and certain other DHFR inhibitors.  The FDA has granted orphan drug status and fast track designation to PDX for the treatment of patients with T-cell lymphoma.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently under evaluation in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential safety and efficacy profile of PDX for the treatment of CTCL or any other type of cancer; the potential safety and efficacy profile of PDX relative to methotrexate and other related DHFR inhibitors; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of the Phase 1 CTCL study, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and effective for the treatment of patients with relapsed or refractory CTCL or any other type of cancer; that the interim data from the Phase 1 CTCL study may not be confirmed upon full analysis of the detailed results of the study, and may not be predictive of future clinical trial designs or results; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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